Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Registration Statement on Form S-4 of New Slider Holdco, Inc. of our report dated April 30, 2026 relating to the financial statements of JRD Unico, Inc. and Affiliates, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

July 15, 2026